Exhibit 10.4

MASTER SUBCONTRACT AGREEMENT

THIS MASTER SUBCONTRACT AGREEMENT is dated June 26, 2014

PARTIES

(1)	IXICO TECHNOLOGIES LIMITED incorporated and registered in England and Wales with company number 05313505 whose registered office is at Griffin Court, 15 Long Lane, London, EC1A 9PN , UK (“IXICO”); and

(2)	VIRTUALSCOPICS, INC, incorporated and registered in Delaware whose principal office is at 500 Linden Oaks, Rochester, NY 1465, USA (“VSCP”).

Each of the above may also be referred to as a “Party” and, collectively, as “the Parties”.

BACKGROUND

(A)	IXICO and VSCP are established providers of imaging CRO and associated services in the clinical trials industry.

(B)	Pursuant to the Framework Agreement (as defined below), IXICO and VSCP have agreed, where appropriate, to pursue opportunities to deliver services together to pharmaceutical companies and other customers.

(C)	Each of IXICO and VSCP wish to enter into contracts with those customers as described in the Framework Agreement, and wish to engage the services of the other Party in order to obtain the benefit of the experience and ability of the other Party.

(D)	Accordingly, IXICO and VSCP wish to enter into this Agreement to set forth the terms and conditions under which each of them will subcontract the provision of certain services to the other and under which each of them willing to provide such services to the other.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the Parties hereby agree as follows:

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this Clause apply in this Agreement.

Agreement: this Master Subcontract Agreement together with its Schedules and each Work Order issued pursuant to its terms.

Affiliate: in relation to a Party, means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with that party, for so long as such Control exists.

Applicable Laws: all applicable laws, rules, regulations, codes and associated guidelines.

Background IPR: any IPR which is owned by a Party or which a Party has a right to use, either prior to the Effective Date or which otherwise was conceived, created, reduced to practice, or developed outside the scope of this Agreement.

Business Day: a day other than a Saturday, Sunday or public holiday in the country of the registered office of the Party who is to perform the obligation (or receive the notice) in question.

Claim(s): has the meaning given in Clause 10.3(a).

Control: the ability (whether direct or indirect) to direct the affairs of an entity, either by having: (a) beneficial ownership of more than 50% of the voting stock, shares, interest or equity in the entity; (b) the right to appoint or remove majority of its board of directors; (c) the power to cause the direction of the general management of the entity by the virtue of any powers conferred by law, constitutional documents, contractual arrangements or by other means; or (d) the ability to in fact control its management decisions; and Controls, Controlled and the expression Change of Control shall be construed accordingly.

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Confidential Information: any and all information, documents and/or data disclosed directly or indirectly by either Party to the other Party including:

(i)	technical information, including patent, copyright, trade secret, and other proprietary information, specifications, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs (including source code and object code), software source documents, and formulae related to the current, future and proposed products and services of the disclosing Party; and

(ii)	non-technical information relating to the disclosing Party's current, future and proposed business, including without limitation pricing, price lists, margins, merchandising plans and strategies, finances, financial and accounting data and information, key personnel, suppliers, customers, customer lists, prospective customers, purchasing data, sales and marketing plans, business forecasts, future business plans and any other information which is proprietary and confidential to the disclosing Party; and

(iii)	the terms and conditions of this Framework Agreement and any other agreements entered into or proposals exchanged by the Parties.

and in all cases whether disclosed before, on or after Effective Date and whether disclosed in writing, orally, by inspection of tangible objects, or in electronic or any other form; provided that any IPR which is owned by a Party pursuant to Clause 4 shall be deemed to be the “Confidential Information” of the owning Party, even if it originated with the other Party, and subject always to Clause 5.3.

Customer: the person(s) with whom Lead Party is contracted under the Primary Contract.

Customer Required IPR: has the meaning given in Clause 4.4.

Deliverables: has the meaning given in Clause 2.1(a).

Disclosing Party: the Party disclosing Conferential Information to the other Party.

Effective Date: the date of this Agreement.

Foreground IPR: any IPR created, reduced to practice, or developed by (or on behalf of) either or both of the Parties in the course of performing the Services and/or the Primary Contract.

Framework Agreement: the Alliance Framework Agreement between IXICO and VSCP dated June 26, 2014 which sets out the terms of a commercial alliance between the Parties, as such agreement may be amended from time to time.

Intellectual Property Rights or IPR: all patents, utility models, registered designs, rights in inventions, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, copyright and related rights, design rights, database rights, rights in know-how, trade secrets, systems, software, algorithms and confidential information and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

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Joint Projects: an Opportunity awarded by a Customer to one of the Parties that will require the services of the other Party.

Lead Party: the Party identified as the Lead Party on the applicable Work Order, which Party has entered into the Primary Contract with the Customer.

Licence Agreement: the agreement to be agreed to and executed by and between IXICO and VSCP pursuant to which IXICO licenses its TrialTracker system to VSCP, as such agreement may be amended from time to time.

Loss(es): has the meaning given in Clause 10.3(a).

Opportunity(ies): an RFP or RFI related to clinical trials of drugs or medical devices, of any phase which a Party has received from a Customer, and excluding government research grants, direct sales or licensing of technology, sales directly to healthcare service providers or any activities or opportunities in the field of personalised medicine or disease diagnostics.

Primary Contract: The agreement between Lead Party and a Customer as specified in the individual Work Order, a copy of which has been provided to Subcontractor, as such agreement may be amended from time to time with Subcontractor’s approval (such approval not to be unreasonably withheld or delayed).

Receiving Party: the Party receiving Confidential Information of the other Party.

Services: the services under the Primary Contract which Lead Party subcontracts to Subcontractor under this Agreement, as described in the Work Order.

Subcontractor: the Party identified as the Subcontractor on the applicable Work Order and who has been engaged by Lead Party to perform the Services described in such Work Order.

Work Order: has the meaning given in Clause 2.1(a).

1.2	Clause, Schedule and Paragraph headings shall not affect the interpretation of this Agreement. References to Clauses and Schedules are to the clauses of and schedules to this Agreement; references to Paragraphs are to paragraphs of the relevant Schedule to this Agreement.

1.3	A person includes an individual, corporate or unincorporated body (whether or not having separate legal personality). A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	A reference to a statute or statutory provision is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

1.6	Any reference to “include(s)”, “including”, “such as” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

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2.	SERVICES

2.1	Subcontractor shall provide the Services in accordance with the provisions set out in this Agreement and as described below:

(a)	Lead Party and Subcontractor may enter into one or more statements of work for the provision of Services, substantially in the form of the attached Schedule 1 (“Work Order”). Each Work Order will constitute a separate agreement with respect to that transaction and will specify details of the Services and the deliverables to be provided to the Customer (“Deliverables”) and any project specific terms.

(b)	Each Work Order shall incorporate the provisions of this Agreement, unless and to the extent that the relevant Work Order expressly provides otherwise.

(c)	Each Work Order will take effect upon execution by authorized representatives of both Parties and will continue for the term specified therein.

(d)	Any changes to a Work Order shall be negotiated by the Parties and agreed to in writing in advance, before those changes take effect.

2.2	The provisions of the Primary Contract (in so far as they relate to, are connected with or apply to the provision of the Services) shall apply to Subcontractor and to the provision of the Services by Subcontractor as if they were provisions applicable to Subcontractor pursuant to this Agreement and Subcontractor shall perform the Services in accordance with any and all standards of performance, service levels or other performance criteria applicable to the Services under the Primary Contract.

2.3	Subcontractor shall perform the Services in accordance with the timescales set out in each Work Order or if no timescales are set out in the relevant Work Order, within a reasonable period and in any event so as to enable Lead Party to comply with any stipulated timescales for provision of relevant Services pursuant to the Primary Contract.

2.4	Subcontractor shall (and shall ensure that its personnel shall):

(a)	perform the Services with all due skill, care and diligence in a timely and professional manner;

(b)	perform the Services in accordance with generally accepted industry standards, practices and principles applicable to the Services performed hereunder;

(c)	perform the Services in compliance with all Applicable Laws; and

(d)	hold and maintain all permits, licences and authorisations (including regulatory approvals) necessary to perform the Services and to comply with Subcontractor’s other obligations under this Agreement.

2.5	The Parties acknowledge that personnel changes may occur during the course of performance of a Primary Contract. In the event of any changes in the personnel named in the relevant Work Order or, if no names are specified in the relevant Work Order, to the original team nominated by Subcontractor to perform those Services, Subcontractor shall give written notice of such change to Lead Party.

2.6	If any of the Services or related Deliverables fail to meet the required standards and/or performance criteria set out or referred to in this Agreement or the applicable Work Order then, without prejudice to any right or remedy that Lead Party may have, upon notification of such failure by Lead Party to Subcontractor, Subcontractor shall at Lead Party’s discretion either:

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(a)	re-perform, remedy or rectify the Services and/or related Deliverables at its own expense within 14 days of such notification or such other timescales as may be agreed (and Lead Party may suspend any payments due to Subcontractor under the applicable Work Order until the relevant Services and/or Deliverables meet the required standards and/or performance criteria); or

(b)	refund to Lead Party the amounts already paid to Subcontractor for the Services or that portion of the Services, so that Lead Party can have the work repeated by a third party.

2.7	This Agreement also provides a legal framework whereby Lead Party can request services from an Affiliate of Subcontractor. Lead Party may therefore enter into Work Orders with an Affiliate of Subcontractor pursuant to this Agreement, in which case the terms of this Agreement shall apply to the services in question as if this Agreement had been entered into directly between Lead Party and that Subcontractor Affiliate. Any reference to Subcontractor in this Agreement will, for the purposes of that Work Order, be a reference to the relevant Subcontractor Affiliate. Subcontractor shall, however, remain liable for any acts or omissions of its Affiliates as if they were its own.

2.8	Lead Party shall not make any amendment or modification to the Primary Contract that would adversely affect Subcontractor without the prior consent of Subcontractor, which consent shall not be unreasonably withheld or delayed. Lead Party shall notify Subcontractor of any other amendments or modifications to the Primary Contract, but no consent of Subcontractor shall be required.

3.	PAYMENT

3.1	Compensation: In return for the Services performed under this Agreement and subject to Clauses 3.2 to 3.5 inclusive, Lead Party shall pay Subcontractor the fees set out in the applicable Work Order at rates agreed in each Work Order. Lead Party shall at no time pay fees for Services not performed. Without prejudice to Clause 2.6, in the event Lead Party prepays Subcontractor for Services to be performed and Subcontractor fails to perform such Services, Subcontractor shall promptly refund to Lead Party the amount of the prepaid fees for the Services that Subcontractor failed to perform.

3.2	Expenses: Subcontractor shall furnish, at Subcontractor’s own expense, any and all materials, equipment, services or supplies necessary or useful to successfully complete the Services. Lead Party will reimburse Subcontractor for expenses that Subcontractor incurs in performing the Services as set out in the applicable Work Order and in accordance with any expense reimbursement guidelines set forth in the Primary Contract. Lead Party shall have no obligation to reimburse Subcontractor for authorised expenses that are not invoiced within any time period specified by the Customer in the Primary Contract.

3.3	Subcontractor acknowledges and agrees that the fees and expenses set forth in Clauses 3.1 and 3.2 hereof represent Lead Party’s full and complete payment obligations for the Services to be rendered, and expenses incurred, by or on behalf of Subcontractor under this Agreement. Subcontractor shall obtain Lead Party’s prior written approval before incurring any expenses or performing any work not specified in the applicable Work Order, in connection with the Services provided under this Agreement.

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3.4	Invoicing: Subcontractor shall deliver to Lead Party as agreed in the applicable Work Order, invoices for fees and authorised expenses in accordance with the following:

(a)	invoices must be in keeping with the project budget and payment schedule as specified in the relevant Work Order;

(b)	invoices shall be submitted electronically to the individuals and the addresses specified in the relevant Work Order;

(c)	invoices shall be coded with the project code, protocol number and any other information as specified in the relevant Work Order;

(d)	all invoices must be supported by a detailed statement of work, in a format to be agreed by the Parties, which will clearly identify the Services provided by Subcontractor and as agreed by Lead Party;

(e)	all invoices for expenses must be supported by receipts or other evidence of those expenses having been incurred; and

(f)	Subcontractor shall support Lead Party in providing the Customer with any additional information and reports as specified in the Primary Contract to facilitate the approval of Lead Party’s invoice by the Customer.

3.5	Method of Payment: All sums payable under this Agreement:

(a)	shall be paid, without deduction or set off, no later than five (5) days after receipt by Lead Party of payment from the Customer for the applicable Services; provided, however, in the event the Customer is withholding payment under the Primary Contract due to Lead Party's breach of the Primary Contract, Lead Party shall pay the sums due for such Services within seventy (70) days of receipt of written demand for payment from Subcontractor;

(b)	shall be paid by electronic transfer in the currency specified in the Work Order;

(c)	shall be paid to the credit of Subcontractor’s bank account, details of which shall be notified to Lead Party as and when necessary;

(d)	are exclusive of any value added tax or any other sales tax or duties, which, where applicable, shall be payable by Lead Party in addition, provided that Subcontractor has issued to Lead Party an appropriate invoice showing any such taxes as a separate item; and

(e)	shall be paid by the due date for payment unless disputed by Lead Party. Except in the case of a genuine dispute over the amount owed, if Lead Party fails to pay any sum due under this Agreement in full by the due date for payment then Subcontractor may charge interest on any outstanding amount on a daily basis at a rate equivalent to the London Inter Bank Offer Rate (6 months) then in force plus 2%.

4.	INTELECTUAL PROPERTY RIGHTS

4.1	Except as otherwise set forth in this Clause 4, nothing in this Agreement grants, licenses, or otherwise transfers to either Party, expressly, by implication, estoppel, or otherwise any Background IPR owned or controlled by the other Party.

Ownership

4.2	The Parties do not contemplate that any Foreground IPR will be jointly conceived, created, reduced to practice, or developed between the Parties during the term of this Agreement or any Work Order; however, in the instance that Foreground IPR is jointly conceived, created, reduced to practice, or developed during the term of this Agreement, then unless and until the Parties enter into a separate agreement outlining the ownership and usage rights in such Foreground IPR:

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(a)	each Party shall each own an equal and undivided interest in such Foreground IPR;

(b)	neither Party shall transfer, assign, dispose of, grant any security interest over, or apply for patent or other registered protection for, such Foreground IPR without the other Party’s prior written consent; and

(c)	neither Party shall use such Foreground IPR (except for the purposes satisfying its obligations under this Agreement and/or the Framework Agreement), nor shall either Party license such Foreground IPR (except for the granting of licences to a Customer which may be required by Clause 4.8 and/or by the Framework Agreement).

4.3	In the instance that Foreground IPR is conceived, created, reduced to practice, or developed independently by only one Party during the term of this Agreement or any Work Order, such Foreground IPR shall be owned exclusively by that Party, and the other Party shall have no ownership rights therein.

4.4	Notwithstanding Clause 4.2 or Clause 4.3, the Parties acknowledge that a Lead Party may be required to assign certain Foreground IPR to a Customer under the terms of a Primary Contract ("Customer Required IPR"). In such event, the Parties shall include an assignment of the applicable Customer Required IPR in the applicable Work Order. Sample assignment language is included in the form Work Order attached to this Agreement (Schedule 1); however, such language is included as an example only and the Parties shall negotiate the exact terms of such assignment of Customer Required IPR in each Work Order based on the terms of the Primary Contract and the nature of the Customer Required IPR to be assigned.

4.5	Intentionally omitted.

Use of IPR

4.6	Subject to Clause 4.7, each Party grants the other Party a limited, non-exclusive, royalty-free licence during the term of this Agreement or any Work Order to use its Background IPR and Foreground IPR solely to the extent necessary to perform its obligations under a Work Order and, where applicable, the relevant Primary Contract. Such licence is non-transferable and non-sub-licensable, except as permitted by Clause 4.7 and Clause 16.5.

4.7	None of the IPR provisions of this Agreement (including those related to ownership, licences, warranties and indemnities) shall apply to IXICO’s TrialTracker system and/or any other IPR which is licensed or developed under the Licence Agreement (such matters shall instead be governed exclusively by the terms of the Licence Agreement).

4.8	Additionally, each Party acknowledges that the Other Party may be required to grant certain IPR non-exclusive licences to a Customer under a Primary Contract, including those necessary to enable the Customer to make use of the Deliverables. Therefore each Party grants a non-exclusive licence to the other Party of any Background IPR and Foreground IPR that the other Party needs to comply with the terms of its IPR licensing obligations to the Customer in the Primary Contract (and, notwithstanding Clause 16.5, the other Party shall be entitled to sub-license such non-exclusive rights to the Customer for that purpose). Alternatively, if the other Party asks for such a non-exclusive license to be granted, such a sub-license shall be granted directly to a Customer for the necessary Background IPR and Foreground IPR.

4.9	Notwithstanding any other provision of this Agreement, no Party shall use the other Party’s name, brand and/or logo without the prior written consent of the other Party except as required by law, any governmental or regulatory authority (including any relevant securities exchange), any court or other authority of competent jurisdiction.

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IPR Indemnity

4.10	Each Party (an “Indemnifying Party”) shall indemnify and keep indemnified the other Party against any losses, damages, liabilities, demands, costs and expenses (including reasonable legal and professional fees) that the other Party, its Affiliates and (in the case of Lead Party) its Customers (each an “Indemnitee”) may suffer or incur arising from any claim that: (i) the performance of any services by the Indemnifying Party under this Agreement or the Primary Contract; and/or (ii) the provision by the Indemnifying Party of any technology, IPR, equipment, items or other materials in connection with this Agreement; is or is alleged to infringe or misuse the IPR of a third party.

4.11	The indemnity in Clause 4.10 shall not apply if and to the extent that the IPR infringement or misuse in question results from:

(a)	any modification or use of the services, technology, IPR, equipment, items or other materials provided by the Indemnifying Party which has not been authorised in writing by the Indemnifying Party;

(b)	any breach by the Indemnitee of this Agreement and/or the Primary Contract; and/or

(c)	any negligent act or omission on the part of the Indemnitee.

4.12	If either Party becomes aware of any matter which might give rise to a claim for indemnification under Clause 4.10, then it shall (and, where applicable, shall procure that its Indemnitees shall) comply with the procedures set forth in Section 10.3(b).

5.	CONFIDENTIAL information

5.1	Each Party acknowledges that, in connection with the performance or contemplated performance of this Agreement, it may acquire or gain access to the Confidential Information of the other Party.

5.2	A Receiving Party shall treat all Confidential Information belonging to the Disclosing Party as secret and confidential and shall not use, copy or disclose to any third party any Confidential Information of the Disclosing Party, except that:

(a)	Receiving Party may use and copy Confidential Information belonging to the Disclosing Party to the extent necessary to perform its obligations under this Agreement and exercise its rights granted under this Agreement (the "Purpose");

(b)	the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to those of its directors, officers, employees, accountants, attorneys, and financial advisors ("Representatives") to whom such disclosure is necessary (and only disclose that part of the Confidential Information which is necessary) for the Purpose, provided that the Receiving Party shall remain responsible for procuring that its Representatives do not further disclose and/or use the Confidential Information of the Disclosing Party for any other purpose;

(c)	the Receiving Party may disclose any part of the Confidential Information of the Disclosing Party solely to the extent that it is legally required to do so pursuant to an order of a court of competent jurisdiction or any law, rule or regulation of any governmental or regulatory authority (including any relevant securities exchange and securities laws applicable to either Party), provided that (to the extent legally permissible) the Receiving Party shall give written notice to the Disclosing Party as soon as possible and shall use its best endeavours to limit such disclosure and to provide the Disclosing Party with an opportunity to make representations to the relevant court or governmental authority; and/or

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(d)	the Receiving Party may otherwise use, copy and/or disclose Confidential Information of the Disclosing Party with the Disclosing Party’s prior written consent.

5.3	“Confidential Information” shall not include any information or materials which the Receiving Party can prove:

(a)	is or becomes public knowledge through no improper conduct on the part of the Receiving Party;

(b)	is already lawfully possessed by the Receiving Party without any obligations of confidentiality or restrictions on use prior to the Receiving Party first receiving it from the Disclosing Party;

(c)	is obtained subsequently by the Receiving Party from a third party without any obligations of confidentiality and such third party is in lawful possession of such information or materials and not in violation of any contractual or legal obligation to maintain the confidentiality of such information or materials; and/or

(d)	was independently developed by the Receiving Party without the benefit of the Confidential Information of the Disclosing Party.

5.4	As between the Parties, all documents, materials and other items (including items in electronic form), and any Intellectual Property Rights therein, provided by the Disclosing Party to the Receiving Party containing Confidential Information shall remain the absolute property of the Disclosing Party.

5.5	The Receiving Party shall at all times maintain documents, materials and other items (including items in electronic form) containing Confidential Information of the Disclosing Party and any copies thereof, in a secure fashion by taking reasonable measures to protect them from theft and unauthorised copying, disclosure and without prejudice to the foregoing shall exercise at least the same degree of care to prevent unauthorised disclosure and/or use of the Confidential Information of the Disclosing Party as the Receiving Party exercises in respect of its own Confidential Material of like importance (and in any event no less than a reasonable standard of care).

5.6	The Receiving Party shall notify the Disclosing Party immediately if the Receiving Party becomes aware of any unauthorised use or disclosure of, or any unauthorised access to or of any theft or loss of any copies of any Confidential Information of the Disclosing Party.

5.7	Both Parties also agree to comply with any confidentiality or non-use obligations imposed by a Customer under a Primary Contract, provided that such obligations are provided to both Parties. If those obligations differ to those in set out in this Clause 5, the stricter obligations shall apply (although if there is then still any conflict or ambiguity, the Customer’s requirements shall prevail).

5.8	No Party shall make, or permit any person to make, any public announcement concerning this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including any relevant securities exchange), any court or other authority of competent jurisdiction.

5.9	Nothing in this Agreement precludes either Party from using and/or disclosing for any purpose at any time (including after termination of this Agreement) any generalised know-how, skills, learning or techniques that are retained solely in intangible form in the unaided memories of a Receiving Party’s directors, officers and employees who have had access to the Confidential Information of the Disclosing Party under this Agreement, provided that: (a) such personnel do not intentionally retain the Confidential Information for the purposes of its reuse or disclosure; and (b) such use or disclosure does not infringe any patent, copyright, database right, design right or other intellectual property right, or misuse any trade secret, of the Disclosing Party or any third party.

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5.10	The provisions of this Clause 5 shall continue for so long as either Party has knowledge or possession of any Confidential Information of the other Party and shall, for the avoidance of doubt, survive termination of this Agreement.

6.	Data protection

6.1	Each Party shall comply with its respective obligations under all Applicable Laws relating to data protection, information security and privacy matters (including European Directives 95/46/EC and 2002/58/EC, any national laws implementing those Directives, and any other equivalent Applicable Laws to which a Party and/or the relevant Customer is subject) in so far as they relate to this Agreement or its performance (“Data Protection Laws”).

6.2	For the purposes of this Clause 6.2, “Personal Data”, “Data Processor” and “Data Controller” and “process” have the same meanings as those set out in European Directive 95/46/EC or any equivalent definition in the relevant Data Protection Law which is applicable to the relevant Party or Customer (whether inside or outside the European Economic Area).

6.3	The Parties acknowledge that, for the purposes of providing the Services, the Customer shall be the relevant Data Controller for the Personal Data processed in the provision of the Services (the “Customer Personal Data”) and that the Lead Party shall be a “Data Processor” and the Subcontractor a “Subprocessor” of such Customer Personal Data. To the extent that a Subprocessor processes any Customer Personal Data the Subprocessor shall:

(a)	only process such Customer Personal Data in accordance with the instructions of the Data Processor, keep proper records of such processing and assist the Data Processor to comply with its requirements under Data Protection Laws;

(b)	take appropriate technical and organisational measures against unauthorised or unlawful processing of such Customer Personal Data and against accidental loss, destruction or disclosure of, or damage or alteration to, such Customer Personal Data (and shall notify the Data Processor as soon as possible if any such events occur and assist the Data Processor in dealing with them);

(c)	ensure that its personnel only have access to Customer Personal Data where it is necessary for the performance of this Agreement and take all reasonable steps to ensure the reliability of such personnel;

(d)	not transfer any Customer Personal Data outside the EEA (or any other territory in which restrictions are imposed on the transfer of Customer Data across borders under Data Protection Laws) without the Data Processor’s prior written consent. IXICO hereby consents to VSCP transferring Customer Personal Data to the United States;

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(e)	immediately notify the Data Processor if it receives any complaint, notice or communication which relates to the processing of such Customer Personal Data, and provide full co-operation and assistance to the Data Processor in relation to the same;

(f)	at any time at the Data Processor’s request promptly return or destroy any Customer Personal Data that is in the Subprocessor’s possession or control; and

(g)	provide reasonable evidence of the Subprocessor’s compliance with the obligations under this Clause 6 to the Data Processor on reasonable notice and request.

6.4	VSCP agrees to: (a) secure (to the extent it has not done so already) within 30 days of the Effective Date, and maintain throughout the duration of this Agreement, a certification to the Safe Harbour Privacy Principles and associated 15 Frequently Asked Questions approved by the European Commission (Decision of 26th July 2000 (2000/520/EC)) (collectively, the “Safe Harbour Principles”) which is adequate to cover the Customer Personal Data which VSCP will process in the provision of the Services; (b) comply with the Safe Harbour Principles and the terms of that certification throughout the duration of this Agreement; and (c) immediately inform IXICO if at any time during the duration of this Agreement VSCP ceases to be so certified, for whatever reason.

6.5	The Subprocessor also agrees to comply with any data privacy and information security requirements imposed on the Data Processor by any agreements with its Customers. If those obligations differ to those set out in this Clause 6, the stricter obligations shall apply (although if there is then still any conflict or ambiguity, the Customer’s requirements shall prevail).

7.	INSURANCE

7.1	Subcontractor shall take out and maintain adequate insurance cover with a reputable insurer in respect of its obligations under this Agreement and in respect of the requirements specified in any Primary Contract.

7.2	Subcontractor shall, as and when requested by Lead Party, provide Lead Party with a copy of the relevant certificate of insurance, insurance policy and evidence of payment of the premiums (or such other evidence as Lead Party may reasonably request to demonstrate that the cover is in place and has not any way been terminated or invalidated).

7.3	Neither failure of Subcontractor to comply with any or all of the insurance provisions of this Agreement, nor the failure to secure endorsements on the policies as may be necessary to carry out the provisions of this Agreement, shall be construed to limit or relieve Subcontractor from any of its obligations or liabilities under this Agreement.

8.	DURATION AND TERMINATION

Duration

8.1	This Agreement shall commence on the Effective Date and shall, subject to earlier termination in accordance with its terms, continue in force indefinitely unless and until either Party gives the other Party written notice to terminate this Agreement (such notice to be served at least thirty (30) days in advance of termination) provided always such termination does not occur before termination of the Framework Agreement.

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Termination of Work Orders and/or Services

8.2	A Party shall be entitled to terminate a Work Order with immediate effect by giving the other Party written notice of termination if the other Party commits a material breach of that Work Order, and, if the breach is capable of remedy, fails to remedy the breach within 30 days of receiving notice in writing to do so.

8.3	Without prejudice to Clause 8.2, Lead Party shall be entitled to terminate any Work Order (or, at Lead Party’s option, cancel the provision of any relevant Services under any Work Order) if:

(a)	a Customer terminates the whole or any relevant part of the relevant Primary Contract;

(b)	a Customer cancels the provision of the Services provided under such Work Order pursuant to the relevant Primary Contract;

(c)	Lead Party is required by any provision of the relevant Primary Contract to terminate the Work Order;

(d)	Subcontractor fails to comply in any material respect with the trial protocol, ICH GCP and/or any applicable clinical trial regulations; and/or

(e)	there is any breach or failure on the part of Subcontractor with respect to the Services that would entitle the Customer to terminate all or any part of the relevant Primary Contract.

Any termination or cancellation under this Clause 8.3 shall take effect on the date that the relevant Services or part of the Primary Contract is/are terminated or cancelled by the Customer, if applicable (provided Lead Party notifies Subcontractor within 2 Business Days of becoming aware of that termination or cancellation), or otherwise shall take effect immediately upon Subcontractor’s receipt of written notice from Lead Party.

8.4	Termination of any particular Services under a Work Order shall not affect the continued provision of any other Services under that Work Order.

8.5	Termination of a Work Order shall not:

(a)	result in the termination of this Agreement or termination of any other Work Order; or

(b)	prevent either Party from subsequently giving notice to terminate any other Work Order and/or this Agreement in accordance with the provisions of this Agreement.

Termination of Agreement

8.6	A Party (a “Non Defaulting Party”) shall be entitled to terminate this Agreement with immediate effect by giving the other Party written notice of termination if:

(a)	the other Party commits a material breach of this Agreement and/or any Work Order, and, if the breach is capable of remedy, fails to remedy the breach within 30 days of receiving notice in writing to do so;

(b)	an order is made or a resolution passed for the winding up of the other Party (other than for the purpose of a solvent scheme of reconstruction or amalgamation);

(c)	an administration, administrative receiver or receiver is appointed in respect of a material part of the other Party’s assets or business;

(d)	as a consequence of financial difficulties the other Party makes any voluntary arrangement with its creditors;

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(e)	the other Party ceases or threatens to cease to continue its business;

(f)	the other Party is (i) is adjudicated bankrupt, (ii) institutes voluntary proceedings for bankruptcy or reorganization, (iii) makes an assignment for the benefit of its creditors, or (vi) becomes the subject of an involuntary proceeding in bankruptcy, reorganization, liquidation, dissolution, receivership, or general assignment for the benefit of creditors and such proceedings are not dismissed within thirty (30) days after commencement;

(g)	the other Party becomes unable to pay its debts as and when they fall due; and/or

(h)	as a consequence of debt and/or maladministration, the other Party takes or suffers any similar or analogous action to any of those listed in Clauses 8.6(b) to (g) inclusive above.

Consequences of Termination

8.7	If this Agreement is terminated at will by either Party under Clause 8.1, then (unless the Parties agree in writing otherwise) any uncompleted Work Order then in effect shall continue in force for its applicable term (unless terminated earlier under Clause 8.2 or 8.3). In such event, the rights and obligations of the Parties under this Agreement and the applicable Work Order will continue in full force and effect in respect of those continuing Work Order(s) only until there are no open Work Orders between the Parties. The rights and obligations of the Parties under this Agreement will also survive termination regarding any Work Order entered into after termination in connection with a Joint Project and/or Opportunity as contemplated in Clause 18.2 of the Framework Agreement.

8.8	If this Agreement is terminated under Clause 8.6, the Non Defaulting Party shall have the right to terminate any or all uncompleted Work Orders then in effect by written notice to the other Party. Any uncompleted Work Orders not so terminated shall continue in force for their applicable terms and the terms of this Agreement shall apply to them in so far as they relate to those uncompleted, surviving Work Orders.

8.9	On termination of a Work Order for any reason, Subcontractor shall:

(a)	cease all further performance of the Services under the applicable Work Order;

(b)	promptly deliver to Lead Party (or, at Lead Party’s request, the relevant Customer) any and all Deliverables relating to the applicable Work Order and existing at the date of such termination, whether or not then complete.

8.10	Except in the case where a Work Order is terminated as a result of Subcontractor’s beach or negligence, on termination of a Work Order Lead Party shall pay to Subcontractor the sums due to Subcontractor under the applicable Work Order (of if no such sum is specified a fair and reasonable sum) representing Subcontractor’s: (i) costs of providing the Services under that Work Order up to the date of termination which, at that date, have not already been paid by Lead Party; and (ii) any non-cancellable commitments reasonably incurred by Subcontractor in respect of that Work Order; provided in each case that such amounts are not in excess of the relevant fees or expenses that would have otherwise been payable under the relevant Work Order. Payment of any such sum shall be made within 30 days of the date of termination of the applicable Work Order or, if later, when invoices would ordinarily be issued and payable under this Agreement.

8.11	On termination of a Work Order for any reason, Subcontractor shall co-operate with Lead Party and provide such reasonable assistance as Lead Party may reasonably request in order (where applicable) to transfer the relevant Services to an alternative third party provider with the minimum disruption possible to the Customer. Such co-operation and assistance shall be provided at Subcontractor’s cost if the termination is attributable to the acts or omissions of Subcontractor (otherwise Subcontractor shall be entitled to charge Lead Party a reasonable fee for the same).

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8.12	Termination of this Agreement or Work Order for any reason shall not affect:

(a)	any accrued rights or remedies of either Party existing as at the date of termination; or

(b)	the coming into force or the continuation in force of any provision which is expressly, or by implication, intended to come into or continue in force on or after such termination, including the following Clauses: 1, 3 (to the extent that payments are still owing at termination), 4.1 to 4.4. (inclusive), 4.7 to 4.12 (inclusive), 5, 8.7 to 8.13 (inclusive), 9, 10, 13, 14 and 16.

8.13	On termination of this Agreement for any reason (and except only to the extent and duration necessary for the performance of any surviving Work Order):

(a)	all licences granted under this Agreement shall immediately terminate and each Party shall cease to use the IPR of the other Party (except for any licences granted for the benefit of the Customer under Clause 4.8 which, where applicable, shall continue in force so long as required by the relevant Primary Contract);

(b)	each Party shall return and make no further use of any equipment, property, materials and other items (and all copies of them) belonging to the other Party which was provided to it by the other Party pursuant to this Agreement; and

(c)	the Receiving Party shall within 14 days of the date of termination return to the Disclosing Party (or at the Disclosing Party’s option, destroy) any remaining Confidential Information of the Disclosing Party in the possession or control of the Receiving Party and delete all copies of the Disclosing Party’s Confidential Information from its IT systems (other than Confidential Information held on its archival or back-up systems in the ordinary course of business or any Confidential Information which the Receiving Party is required to retain under Applicable Laws).

9.	WARRANTIES

9.1	Each Party warrants to the other that:

(a)	it has the right, power and authority to enter into and to perform this Agreement;

(b)	this Agreement is executed by a duly authorised representative of that Party;

(c)	the execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not violate, conflict with, or constitute a default under its charter or similar organization document, its by-laws, any Applicable Laws, or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and

(d)	this Agreement is its legal, valid and binding obligation, enforceable in accordance with its terms.

9.2	Except as expressly and specifically provided in this Agreement, all warranties, representations, conditions and all other terms of any kind whatsoever implied by statute or common law are, to the fullest extent permitted by applicable law, excluded from this Agreement.

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10.	LIABILITY

10.1	Nothing in this Agreement excludes or limits the liability of either Party for:

(a)	death or personal injury caused by its negligence;

(b)	fraud or fraudulent misrepresentation;

(c)	violation of Clause 4 of this Agreement;

(d)	breach of any confidentiality obligations under this Agreement;

(e)	any liability of a Lead Party to pay a Subcontractor any fees or reimburse any expenses (and any interest payments thereon) which are properly owing under this Agreement;

(f)	its indemnification obligations under Clause 10.3 for Losses (defined below) paid or payable by an Indemnitee to a third party making a Claim (defined below) and direct expenses incurred by an Indemnitee in defending such Claim; or

(g)	any matter in respect of which liability cannot be excluded or limited by law.

10.2	Subject to Clause 10.1 (liability for which, in each case, shall not be limited), in no circumstances shall either Party be liable to the other Party in contract, tort (including negligence) or otherwise for:

(a)	any indirect, special or consequential loss (whether or not reasonably foreseeable and even if the first Party had been advised of the possibility of the other Party incurring such loss or type of loss); or

(b)	any loss of profits, anticipated savings, business or goodwill or loss or corruption of data (in each case whether direct or indirect).

10.3	Indemnity:

(a)	Each Party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its agents, shareholders, officers, directors, Affiliates, successors and assigns (each an “Indemnitee”) from and against any and all damages, dues, penalties, fines, costs, liabilities, obligations, losses, royalties, expenses and fees (including, without limitation, attorneys' fees and costs ) (each a “Loss” and collectively as “Losses”) incurred by any Indemnitee as a result of any claim, action or proceeding by a third party resulting from (a) the Indemnifying Party’s breach of any material representation, warranty or covenant contained in this Agreement; and (b) the Indemnifying Party’s negligence or wilful misconduct in the course of its performance of this Agreement (each a “Claim” and collectively as “Claims”).

(b)	The Indemnitee shall give the Indemnifying Party prompt notice of any third party Claim for which indemnification is sought hereunder, but the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may otherwise have hereunder except to the extent that the Indemnifying Party is damaged or prejudiced by such omission or from any liability it may have other than under this Clause 14.3. The Indemnifying Party shall have the right to control the defence and settlement of such third party Claim, provided the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim, and the Indemnitee shall reasonably cooperate in the investigation, defence and settlement of such Claim. The Indemnitee shall have the right to participate in, but not control, the defence and settlement of a Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the Indemnitee’s own expense, unless (i) the employment thereof has been specifically authorized by the Indemnifying Party, or (ii) the Indemnifying Party has failed to assume the defence and employ counsel (in which case the Indemnitee shall control the defence and settlement of such Claim).

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11.	FORCE MAJEURE

11.1	Other than in respect of an obligation to make payment, neither Subcontractor and Lead Party will be liable for non-performance or delays in performance that result from causes that are beyond its reasonable control, such as acts of God, fire, strikes, embargo, acts of terrorism, acts of government or other similar causes (“Force Majeure”). However, such non-performance or delay is excused under this provision only for the duration of the qualifying event.

11.2	Upon the occurrence of a Force Majeure event, the Party whose performance is delayed or prevented will promptly give written notice to the other Party of the event, the expected duration, and its anticipated effect on the ability of the Party to perform its obligations. The Party whose performance is affected by the event will also make reasonable efforts to remedy the cause of the delay or work stoppage.

12.	ANTI-CORRUPTION

12.1	In performing this Agreement the Parties shall:

(a)	comply with all applicable anti-corruption and anti-bribery laws and regulations from time to time in force, and comply with all anti-corruption or ethics policies of the other Party and/or any relevant industry body as notified to it by the other Party from time to time;

(b)	not offer to make, make, promise, authorise or accept any payment or the giving anything of value (either directly or indirectly) to any public official, regulatory authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage or obtain or retain business; and

(c)	not make any payment or provide any gift to a third party in connection with the subject matter of this Agreement.

13.	Audits, Inspections and Records

13.1	Intentionally Omitted.

13.2	Audits. Upon reasonable notice and during Subcontractor’s regular business hours, Lead Party and/or its agents may inspect Subcontractor’s facilities at its own expense and may audit any relevant books, documents, papers, and records, including accounting records, relating to the Services. Subcontractor will make available all such materials and will provide reasonable assistance in the inspection or audit at its own expense. Subcontractor will devise an action plan to address any deficiencies identified by Lead Party and Subcontractor is responsible for its own costs related to responding to audits and resolving findings by implementing reasonable corrective measures. Lead Party’s right to audit will continue for six (6) years after completion or termination of the Services under a specific Work Order or longer if required by the Customer a specified in the relevant Primary Contract.

13.3	Regulatory Inspections. If any governmental or regulatory authority (i) contacts Subcontractor with respect to the Services, (ii) conducts, or gives notice of its intent to conduct, an inspection of Subcontractor, or (iii) takes, or gives notice of its intent to take, any other regulatory action alleging improper or inadequate practices with respect to any activity of Subcontractor, whether or not in connection with the Services, Subcontractor shall notify Lead Party within one (1) Business Day after such contact or notice, or sooner if necessary to permit Lead Party to be present at, or otherwise participate in, any such inspection or regulatory action with respect to the Services, and shall supply Lead Party with all information pertinent thereto. Lead Party and the Customer shall have the right to be present at and to participate in any such inspection or regulatory action with respect to the Services. Subcontractor shall provide Lead Party with copies of all documentation issued by any governmental or regulatory authority in connection with any such inspection or regulatory action and any proposed response thereto. Subcontractor will provide Lead Party with an opportunity to prospectively review and comment on any TMC responses to regulatory agencies that relate to the Services provided under this Agreement. No such response shall include any false or misleading information with respect to the Services, Lead Party or the Customer.

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13.4	Records. Subcontractor shall maintain and retain complete, official, organized, accurate and accessible records. “Records” shall mean information created, received or recorded in any format or medium by Subcontractor on behalf of Lead Party in the performance of Subcontractor's obligations under this Agreement. Subcontractor shall ensure that Records are protected from destruction or damage and are maintained within Subcontractor’s control during the term of this Agreement and for any period thereafter as requested by the Customer in the Primary Contract. Subcontractor shall ensure all Records are retained to facilitate the reconstruction of the study and provide evidence of compliance with ICH-GCP and clinical trial regulations, during any external audit or statutory regulatory inspection by a competent regulatory authority. Lead Party shall be permitted to examine such Records during regular business hours to ensure compliance with the terms of this Agreement. Subcontractor shall promptly deliver to Lead Party any Records requested by Lead Party.

13.5	Subcontractor also agrees to comply with any audit, inspection and record retention requirements imposed on Lead Party by the Customer under the Primary Contract as if Subcontractor were Lead Party and such requirements shall prevail over those of Clause 13.1 to 13.4 inclusive to the extent of any conflict or ambiguity.

14.	NON-SOLICITATION

14.1	Unless the Parties otherwise agree in writing, during the term of this Agreement and for twelve (12) months after termination, neither Party shall directly solicit for employment any person employed by the other Party or any Affiliate of the other Party if such person was involved, directly or indirectly, in the performance of Services hereunder.

15.	NO Minimum Commitment

15.1	Subcontractor understands and agrees that, by signing this Agreement, Lead Party does not guarantee or represent the achievement of any level or value of business resulting from or arising out of this Agreement. In addition, Subcontractor accepts and agrees that the level and/or value of business placed under or arising from this Agreement may increase or decrease during the term of this Agreement.

15.2	Each Party acknowledges and agrees that neither Party (nor its Affiliates) shall be under any obligation to execute a Work Order under this Agreement.

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16.	GENERAL

16.1	No variation of this Agreement shall be effective unless it is in writing and signed by the duly authorised representatives of both Parties.

16.2	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

16.3	If any provision (or part of a provision) of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

16.4	This Agreement, the Framework Agreement and any agreement entered into pursuant to the Framework Agreement (including the Licence Agreement), constitute the whole agreement between the Parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover. Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement, other than as expressly set out in this Agreement.

16.5	Neither Party shall, without the prior written consent of the other Party, assign, transfer, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Agreement. If a Party assigns or sub-contracts any of its obligations under this Agreement to any third party, the Party assigning or sub-contracting shall be fully responsible to the other Party for the proper performance of those obligations and for any act or omission of the third party in relation thereto.

16.6	The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party. All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party's Affiliates and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

16.7	Except as expressly set forth herein the Parties do not confer any rights or remedies upon any person other than the Parties to this Agreement and their respective successors and permitted assigns.

16.8	Any notice required to be given under this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post or recorded delivery post to the other Party at its address set out in this Agreement, or sent by fax to the other Party's fax number as set out below, or to such other address or fax number as subsequently notified by the Parties to each other in writing. A notice delivered by hand shall be deemed to have been received when delivered (or if delivery is not between 9am and 5.30pm local time on a Business Day, then at 9am on the first Business Day following delivery). A correctly addressed notice sent by pre-paid first-class post or recorded delivery post shall be deemed to have been received at the time at which it would have been delivered in the normal course of post. A notice sent by fax shall be deemed to have been received at the time of transmission (as shown by the timed printout obtained by the sender).

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IXICO:	VSCP:
Jane Whitrow	Ron Way
VP, Business Operations	Director of Operations

Email:	Email:

16.9	Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof that the Parties are unable to resolve amicably, shall (except as specifically set forth in this Agreement) be finally settled, at the request of either Party, by binding arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each arbitration shall be conducted in accordance with the Rules by a panel of three (3) arbitrators. Each Party shall select one (1) arbitrator and the two (2) selected arbitrators shall select the third (3rd) arbitrator who shall serve as the chairperson. The decision of the arbitrator as to the validity and amount of any claim shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. The Parties agree that the substantially losing Party shall pay the reasonable costs and expenses (including reasonable counsel fees) of the substantially prevailing Party in any such arbitration.

16.10	This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles. Without limiting the binding arbitration provisions in Clause 16.9, the parties may make application to a State or Federal court located in New York, New York for temporary restraining orders, preliminary injunctive relief, attachments or other equitable relief in aid of arbitration (which applications shall not be subject to the arbitration provisions of Clause 16.9), such applications shall be solely and exclusively adjudicated in a State or Federal court located in New York, New York and the Parties irrevocably consent to the personal jurisdiction and venue of such court.

16.11	Notwithstanding Clause 16.9, Subcontractor agrees at Lead Party’s request to submit to and/or participate in any dispute resolution procedure that Lead Party is subject to pursuant to any Primary Contract in relation to any dispute between Lead Party and the Customer relating to, arising out of or connected with the Services and/or this Agreement.

REmainder of page intentionally blank - signature page follows

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This Agreement has been entered into on the date stated at the beginning of it.

Signed by Derek L. G. Hill for and on behalf of IXICO Technologies Limited	/s/ Derek L.G. Hill
Director

Signed by Eric T. Converse
for and on behalf of VirtualScopics, Inc.	/s/ Eric T. Converse
Chief Executive Officer

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Schedule 1 Template Work Order

This Work Order is entered into and effective on the XX XXX XXXX (the “Work Order Effective Date”) by and between IXICO Technologies Ltd (“IXICO”) and VirtualScopics Inc (“VSCP”), each a Party and collectively the Parties.

Under this Work Order ________________ is hereby designated the Lead Party and _____________ is hereby designated as the Subcontractor.

The Parties agree that Subcontractor shall perform the services in accordance with this Work Order and is subject to all of the terms and conditions of the Master Subcontract Agreement (the "Agreement") between the Parties dated XX XXX XXXX and as amended. The Work Order is incorporated in and made a part of the Agreement identified above. Capitalized terms used in this Work Order and not otherwise defined will have the same meaning as set forth in the Agreement. For the avoidance of doubt, if a conflict arises between this Work Order and the Agreement, the terms of the Agreement will prevail unless this Work Order specifies the Clause of the Agreement it intends to override. Any such changes to the terms and conditions of the Agreement shall apply to this Work Order only and shall not act as an amendment of the Agreement as it relates to any prior or subsequent Work Order.

This Work Order may be executed in one or more counterparts, each of which, when taken together, will be deemed to constitute one and the same Work Order. The exchange of copies of this Work Order and of signature pages shall constitute effective execution and delivery of this Work Order as to the Parties for all purposes.

The Parties herby agree as follows:

1.	Summary

Customer
Protocol Number
Study Name
Compound
Clinical Indication
Phase
IXICO Project Code
Contracted Currency
Contracted Payment Terms
Imaging Modalities
Number of Investigator Sites
Number of Timepoints
Imaging Endpoints
Study Duration

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2.	Scope of services

Subcontractor will provide the following Services described here and in accordance with all applicable provision of the Agreement and this Work Order.

[Note: details of services to be set out here]

3.	Project Deliverables

3.1	Project Timeframes

[Note: insert timetable]

3.2	Project Deliverables

[Note: describe deliverables]

3.3	Key Performance Indicators

[Note: set out KPIs, if applicable]

4.	Key Personnel

Subcontractor agrees to use its best efforts to maintain continuity in personnel assigned to perform the Services or provide the Deliverables. Subcontractor will give necessary written notice to Lead Party regarding any changes to the key personnel so as not to put Lead Party in breach of any provision of the Primary Contract. All changes must be approved by Lead Party (such consent not to be unreasonably withheld or delayed). Any training costs related to changes in key personnel will be met by Subcontractor.

VSCP key personnel are named below:

Name	Title	Role	Email Address
Project Manager
Billing and Invoicing
Business Contact

IXICO key personnel are named below:

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Name	Title	Role	Email Address
Project Manager
Gillian Peacock	Business Operations Manager	Accounts Payable	gillian.peacock@ixico.com
John Hall	VP Business Development	Business Contact	john.hall@ixico.com

5.	Term

5.1	This Work Order shall take effect as of the Work Order Effective Date and shall be completed when all of the Services are fully performed to Lead Party’s satisfaction, or all of the Deliverables have been accepted by Lead Party, unless this Work Order is terminated earlier or is extended pursuant to the Agreement.

6.	Compensation

6.1	In consideration for the Services provided by Subcontractor under this Work Order, Lead Party agrees to pay Subcontractor in accordance with the Project Budget and Payment Schedule included herein. The total amount payable by Lead Party to Subcontractor under this Work Order shall in no way exceed [insert the CURRENCY and TOTAL] without the prior written consent of Lead Party.

6.2	The contracted Currency to be used for invoice and payment, pursuant to the Agreement, shall be [Insert the CURRENCY].

6.3	In accordance with the payment schedule outlined below, Subcontractor shall submit itemised statements indicating the specific Service Fees, or Pass-Through Expenses as applicable, for which Subcontractor seeks payment. Such statements shall include only those Services detailed in Paragraph 2 (Scope of Services) of this Work Order and shall be based upon the Project Budget detailed below in Paragraph 7 of this Work Order.

6.4	Subcontractor shall submit all invoices for this Work Order in accordance with the terms set forth in the Agreement and as follows:

(a)	Unless specifically requested by IXICO, all invoices will be addressed to:

[IXICO Technologies Limited

London BioScience Innovation Centre

2 Royal College Street

London NW1 0NH

UK]

(b)	All invoices submitted by Subcontractor to Lead Party must include the following information:

(i)	"Invoice" written on the document

(ii)	marked for the attention of the Project Manager specified in Paragraph 4 of this Work Order or as otherwise notified by Lead Party from time to time

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(iii)	Lead Party project reference number specified in Paragraph 1 of this Work Order

(iv)	Customer protocol number specified in Paragraph 1 of this Work Order

(v)	Invoice date

(vi)	Subcontractor Invoice number

(vii)	Total amount and contracted currency

(viii)	Tax ID number of Payee

(ix)	Subcontractor bank account details

(c)	Payments shall be made by Lead Party by electronic transfer to Subcontractor as follows:

Bank Account Name: [XXX]

IBAN Number: [XXX]

BIC Number: [XXX]

Sort Code: [XXX]

Account Number: [XXX]

Bank Name: [XXX]

Bank Address: [XXX]

7.	Project budget

7.1	Detailed Project Budget

Task Description	Unit	Unit Volume	Unit Price (Currency)	Total (Currency)
Item 1	per ???	Xx	XX.XX	XX.XX
Item 2	per ???	Xx
Total				XX.XX

7.2	Budget Summary

Total Direct Costs	XX.XX
Pass-through Costs	XX.XX
Total Study Budget	XX.XX

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8.	Payment Schedule

[Note: choose either option 1 or option 2]

Option 1: Subcontractor shall submit itemised invoices to Lead Party monthly at the end of each calendar month based on Services completed that month and in accordance with the Project Budget detailed above in Paragraph 7 of this Work Order.

Option 2: Subcontractor shall submit invoices to Lead Party in accordance with the following Payment Schedule. No invoice shall be submitted until any upfront deposit amount is depleted. During this period, a monthly report from Subcontractor will be sent to the Lead Party Project Manager as detailed in Paragraph 4 of this Work Order detailing the amount incurred each month and showing remaining balance against the deposit amount. Once the deposit amount has been depleted, an invoice will be submitted for work performed during each subsequent month thereafter up to but not exceeding the Total Contract Value.

Milestone	Estimated Date of Completion (MM/YYYY)	Percentage of Project Budget	Invoice Amount (Currency)
Project Initiation	Invoice on signature of Work Order		XX.XX
Milestone A			XX.XX
Milestone B			XX.XX
Pass-through Expenses	Invoiced as incurred		XX.XX
Total			XX.XX

9.	Assignment of Customer Required IPR

[An assignment of Customer Required IPR to be included only where required under the Primary Contract.]

[Sample assignment language: Subcontractor shall disclose to Lead Party all inventions, discoveries, know-how, software, work, reports, results, presentations, writings, ideas, designs and other information in any form that are created, developed, written, conceived or made by Subcontractor or any of its employees (whether solely or jointly with others) as a result of or in connection with the Services and any patent, trade secret or other intellectual property rights with respect thereto (collectively, “Work Product”). Subcontractor hereby irrevocably assigns and shall cause each of its employees to assign, without additional consideration, to Lead Party all of Subcontractor's and its employees’ respective rights, titles and interests worldwide in and to such Work Product. At Lead Party's request and expense, Subcontractor shall, and shall cause its employees to, execute all documents and take all actions that Lead Party reasonably deems necessary to perfect Lead Party’s ownership of the Work Product. Subcontractor represents, warrants and covenants that Subcontractor has the right to make the assignments to Lead Party as set forth in this paragraph and that ownership and use of the Work Product by or on behalf of Lead Party will not constitute an infringement of any third-party patent, trademark, copyright, trade secret or other proprietary right (except in those instances where Lead Party has notified Subcontractor thereof in writing at the time of such assignments or grants). Other than Work Product commissioned by Customer, any Subcontractor materials, information, or intellectual property used by Subcontractor or supplied to Lead Party or the Customer in connection with Services will remain the property of Subcontractor (“Contractor Property”). Without limiting the foregoing, Lead Party and Subcontractor agree that Work Product does not include Background IPR, image analysis algorithms, statistical methodologies, software applications or processes developed or used by Subcontractor during the term of the Primary Contract if development was not requested as part of the Services, and the methodologies, applications, processes have general application to systems or products that are not owned or controlled by the Customer and do not rely upon or use any Customer or Lead Party confidential information, and all of the foregoing are Contractor Property.]

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IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Work Order on the Work Order Effective Date.

IXICO Technologies Limited	VirtualScopics, Inc.

Signature:	Signature:

Full Name:	Full Name:

Title:	Title:

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